Contacts:    	Gregory Slayton              Sharon Chiu
              Chief Executive Officer      Chief Financial Officer
              (650) 463-3944               (650) 473-3638
              gregorys@mysoftware.com      sharonc@mysoftware.com


For Immediate Release
---------------------

        MYSOFTWARE COMPANY ADOPTS PREFERRED SHARE PURCHASE RIGHTS PLAN

(PALO ALTO, CA) JUNE 11, 1998 - MySoftware Company (Nasdaq: MYSW) announced today that its Board of Directors has adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") under which stockholders will receive one Right to purchase one-hundredth of a share of a new series of Preferred Stock for each outstanding share of MySoftware Common Stock held of record at the close of business on June 26, 1998 (the "Record Date").

The Rights Plan, which is similar to plans adopted by a large number of publicly traded companies, is designed to enable all MySoftware stockholders to realize the full value of their investment and to provide for fair and equal treatment of all MySoftware stockholders in the event that an unsolicited attempt is made to acquire MySoftware. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any proposal to acquire MySoftware. In particular, MySoftware's Rights Plan will serve to protect the Company's ability to enter into pooling of interests transactions.

The Rights will be distributed as a non-taxable dividend and will expire in ten years. The Rights will be exercisable only in the event, with certain exceptions, that a person or group acquires 15% or more of the MySoftware Common Stock or announces a tender offer for 15% or more of the Common Stock; provided that the Board of Directors may determine that the Rights will also be exercisable upon the acquisition of beneficial ownership of 9.9% or more of the outstanding Common Stock by certain persons or groups. The Rights will trade with MySoftware's Common Stock, unless and until they are separated upon the occurrence of certain future events. MySoftware's Board of Directors may terminate the Rights Plan at any time or redeem the Rights until the tenth day following the time a person acquires more than 15% (or 9.9%, as the case may be) of MySoftware's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date. A copy of the summary is available from MySoftware upon request.